Exhibit 10.21

E.PIPHANY, INC.

NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

(Amended and Restated Effective August 15, 2003)

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TABLE OF CONTENTS

(continued)

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E.PIPHANY, INC.

NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

(Amended and Restated Effective August 15, 2003)

E.PIPHANY, INC., a Delaware corporation, having established the E.piphany, Inc. Nonemployee Director Deferred Compensation Plan effective as of May 30, 2003, hereby amends and restates the Plan in its entirety effective as of August 15, 2003. The Plan was established and is currently maintained for the benefit of members of the Board of Directors who are employees of neither the Company nor its Affiliates, in order to provide such directors with certain deferred compensation benefits. The Plan is an unfunded deferred compensation plan that is exempt from the provisions of the Employee Retirement Income Security Act of 1974, as amended.

SECTION 1

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

1.1 “Affiliate” shall mean (a) the Company, and (b) each corporation, trade or business which is, together with the Company, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of Section 414(b), (c) or (m) of the Code), but only for the period during which such other entity is so affiliated with the Company.

1.2 “Beneficiary” shall mean the person or persons entitled to receive the balance credited to a Participant’s Account under the Plan upon the death of a Participant, as provided in Section 5.3.

1.3 “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

1.4 “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.5 “Committee” shall mean the committee appointed by (and serving at the pleasure of) the Board of Directors to administer the Plan. As of the effective date of the Plan, the Compensation Committee of the Board of Directors shall constitute the Committee.

1.6 “Company” shall mean E.piphany, Inc., a Delaware corporation.

1.7 “Compensation” shall mean the annual cash compensation (if any) to be paid by the Company to a Nonemployee Director. As of the effective date of the restated Plan, annual cash compensation consists of an annual retainer (which may be prorated) and any meeting fees. A Participant’s Compensation shall not include any type of non-cash remuneration.

1.8 “Compensation Deferrals” shall mean the amounts credited to Participants’ Accounts under the Plan pursuant to their deferral elections made in accordance with Section 2.1.

1.9 “Participant” shall mean a Nonemployee Director who (a) has become a Participant in the Plan pursuant to Section 2.1 and (b) has not ceased to be a Participant pursuant to Section 2.3.

1.10 “Participant’s Account” or “Account” shall mean, as to any Participant, the separate account maintained on the books of the Company in order to reflect his or her interest under the Plan.

1.11 “Plan” shall mean the E.piphany, Inc. Nonemployee Director Deferred Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.

1.12 “Plan Year” shall mean the approximately twelve month period beginning on the date of the Company’s Annual Meeting of Stockholders and ending on the date immediately preceding the date of the Company’s next Annual Meeting of Stockholders. The first Plan Year shall commence on May 30, 2003 (the “2003 Plan Year”).

1.13 “Nonemployee Director” means a member of the Board of Directors who is an employee of neither the Company nor of any Affiliate.

SECTION 2

PARTICIPATION

2.1 Participation. Each Nonemployee Director’s decision to become a Participant shall be entirely voluntary.

2.1.1 Current Nonemployee Directors. Each Nonemployee Director who is or becomes such on May 30, 2003, may elect to become a Participant in the Plan by electing no later than May 30, 2003, to make Compensation Deferrals under the Plan for the 2003 Plan Year.

2.1.2 Initial Elections by New Nonemployee Directors. Each individual who first becomes a Nonemployee Director after May 30, 2003 may elect to become a Participant in the Plan by electing, within thirty (30) days of the date he or she becomes a Nonemployee Director, to make Compensation Deferrals under the Plan. Each individual who first becomes eligible for the Plan on August 15, 2003, may elect to become a Participant in the Plan by electing, on or before September 14, 2003, to make Compensation Deferrals under the Plan. An election under this Section 2.1.2 to make Compensation Deferrals shall be effective only for the remainder of the Plan Year with respect to which the election is made.

2.1.3 Elections for Subsequent Plan Years. A Nonemployee Director may elect to become a Participant (or to continue or reinstate his or her active participation) in the Plan for any subsequent Plan Year by electing, no later than the first day of the Plan Year, to make Compensation Deferrals under the Plan. An election under this Section 2.1.3 to make Compensation Deferrals shall be effective only for the Plan Year with respect to which the election is made.

2.1.4 No Election Changes During Plan Year. After the beginning of a Plan Year, a Participant shall not be permitted to change or revoke his or her deferral election for such Plan Year, except to the limited extent provided in Section 2.2.

2.1.5 Specific Timing and Method of Election. Notwithstanding any contrary provision of this Section 2.1, the Committee, in its sole discretion, shall determine the manner and deadlines for Participants to make Compensation Deferral elections. The deadlines prescribed by the Committee may be earlier than the deadlines specified in this Section 2.1, but shall not be later than such specified deadlines.

2.2 Automatic Suspension of Compensation Deferrals. If a Participant receives a financial hardship withdrawal from the E.piphany 401(k) Plan or any other plan maintained by the Company or an Affiliate that contains a qualified cash or deferred arrangement under section 401(k) of the Internal Revenue Code of 1986, as amended (collectively, the “401(k) Plans”), the Participant’s Compensation Deferrals under the Plan (if any) shall be suspended for a period of six (6) months from the date that the Participant received such hardship withdrawal. Notwithstanding the preceding, the Participant’s Compensation Deferrals shall be not be so suspended if the Committee determines that such suspension is not required in order to preserve the tax-qualification of the 401(k) Plans.

2.3 Termination of Participation. A Nonemployee Director who has become a Participant shall remain a Participant until his or her entire vested Account balance is distributed. However, a Nonemployee Director who has become a Participant may or may not be an active Participant making Compensation Deferrals for a particular Plan Year, depending upon whether he or she has elected to make Compensation Deferrals for such Plan Year.

SECTION 3

COMPENSATION DEFERRAL ELECTIONS

3.1 Compensation Deferrals. At the times and in the manner prescribed in Section 2.1, each Nonemployee Director may elect to defer portions of his or her Compensation and to have the amounts of such deferrals credited to his or her Account. For each Plan Year, a Nonemployee Director may elect to defer an amount equal to any percentage or any specific dollar amount of his or her Compensation, provided that the percentage or dollar amount elected by the Participant shall result in an expected deferral of not less than $5,000 of his or her Compensation. Notwithstanding any contrary provision of the Plan, the Committee may reduce a Participant’s Compensation Deferrals to the extent necessary to satisfy any deductions required by law.

3.2 Crediting of Compensation Deferrals. The amounts deferred pursuant to Section 3.1 shall reduce the Participant’s Compensation for the Plan Year and shall be credited to the Participant’s Account as of the date(s) on which the amounts (but for the deferrals) otherwise would have been paid to the Participant.

3.3 Deemed Investment Return on Accounts. Although no assets will be segregated or otherwise set aside with respect to a Participant’s Account, the amount that ultimately is payable to the Participant with respect to his or her Account shall be determined as if such Account had been invested in such manner as the Participant shall indicate on each deferral election made by the Participant pursuant to Section 3.1. A Participant’s election as to the deemed investment of his or her Account shall apply to all amounts credited to the Participant’s Account for the Plan Year with respect to which the election is made and shall be irrevocable once made. A Participant may elect to have each portion of his or her Account (a) credited with deemed interest at a rate determined by the Committee (or its delegate), or (b) deemed invested in common stock of the Company (including reinvestment of any deemed dividends). If a Participant elects to have his or her Account deemed invested in common stock of the Company, the number of deemed shares initially credited to his or her Account for a Plan Year shall equal the amount of Compensation Deferrals made by the Participant, divided by the per share fair market value of the Company’s common stock on Nasdaq on the date on which the Compensation otherwise would have been paid. The Committee, in its sole discretion, shall adopt (and may modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the deemed investment of the Participants’ Accounts.

3.4 Form of Payment. The form of payment of each Participant’s Account shall be a single lump sum consisting of cash and/or shares of Company common stock. The cash portion (if any) of the lump sum shall equal the amount credited to the Participant’s Account that was credited with deemed interest and the deemed interest on such amount. The stock portion (if any) of the lump sum shall equal the number of shares of Company common stock deemed credited to the Participant’s Account.

3.5 Term of Deferral. Each Participant shall indicate on his or her deferral election made pursuant to Section 3.1 the time for payment for Compensation Deferrals (and deemed investment returns, gains and losses thereon) made pursuant to such election. A Participant may elect a term of deferral equal to any whole number (not less than one) of calendar years specified in his or her deferral election. In addition, pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, a Participant may elect a term of deferral that ends upon the occurrence of a specific event or the later (or earlier) of the expiration of a specified period or the occurrence of a specific event (for example, the later of ten years or termination of service on the Board of Directors). A Participant’s election as to the term of deferral shall apply to all amounts credited to the Participant’s Account to which the election is made, and except to the limited extent provided in Section 3.6, shall be irrevocable.

3.6 Changes in Elections as to Term for Payment. A Participant may change his or her election under Section 3.5 for amounts credited to the Participant’s Account, provided that any such election will be effective only if (a) such election is made at least one (1) year prior to the date on which payment of such amounts is scheduled to commence (without giving effect to such election), and (b) the newly elected scheduled payment commencement date is not earlier than one (1) year after the date on which such election is made.

SECTION 4

ACCOUNTING

4.1 Participants’ Accounts. For each Plan Year, at the direction of the Committee, there shall be established and maintained on the books of the Company, a separate Account or Accounts for each Participant to which shall be credited all Compensation Deferrals made by the Participant during such Plan Year, and deemed investment returns, gains and losses on such Compensation Deferrals.

4.2 Participants Remain Unsecured Creditors. All amounts credited to a Participant’s Account under the Plan shall continue for all purposes to be a part of the general assets of the Company. Each Participant’s interest in the Plan shall make him or her only a general, unsecured creditor of the Company.

4.3 Accounting Methods. The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Participants’ Accounts, including the calculation and crediting (or debiting) of deemed returns, gains and losses, shall be determined by the Committee, in its sole discretion. The accounting methods or formulae selected by the Committee may be revised from time to time.

4.4 Reports. Each Participant shall be furnished with periodic statements of his or her Account, reflecting the status of his or her interest in the Plan, at least annually.

SECTION 5

DISTRIBUTIONS

5.1 Normal Time for Distribution. Subject to Sections 5.2, 5.6 and 9.3, distribution of the balance credited to a Participant’s Account shall be made as soon as administratively practicable after the end of the term of deferral elected by the Participant under Section 3.5, in accordance with the rules of this Section 5.

5.2 Latest Permissible Distribution Date. Notwithstanding any contrary provision of this Section 5, any amount that remains credited to a Participant’s Account on the date that the Participant terminates service on the Board of Directors shall be distributed to the Participant (or his or her Beneficiary) in a lump sum as soon as administratively practicable after such termination and in the form provided in Section 3.4. Any such amount shall continue to be credited (or debited) with deemed investment returns, gains and losses until the date of payment.

5.3 Beneficiary Designations. Each Participant may, pursuant to such procedures as the Committee may specify, designate one or more Beneficiaries.

5.3.1 Spousal Consent. If a Participant designates a person other than or in addition to his or her spouse as a primary Beneficiary, the designation shall be ineffective unless the Participant’s spouse consents to the designation. Any spousal consent required under this Section 5.3 shall be ineffective unless it (a) is set forth in writing in a form specified in the discretion of the Committee, (b) acknowledges the effect of the Participant’s designation of another person as his or her Beneficiary under the Plan, and (c) is signed by the spouse and witnessed by an authorized agent of the Committee or a notary public. Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of the Committee that written spousal consent may not be obtained because the spouse cannot be located, his or her designation shall be effective without a spousal consent. Any spousal consent required under this Section 5.3 shall be valid only with respect to the spouse who signs the consent. A Participant may revoke his or her Beneficiary designation at any time, provided that such revocation is in writing.

5.3.2 Changes and Failed Designations. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in accordance with Section 5.3.1. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s Account shall be payable to his or her surviving spouse, or, if the Participant is not survived by his or her spouse, the Account shall be paid to his or her estate.

5.4 Payments to Incompetents. If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Committee shall determine whether payment shall be made directly to the individual, any person acting as his or her custodian or legal guardian under the California Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

5.5 Undistributable Accounts. Each Participant and (in the event of death) his or her Beneficiary shall keep the Committee advised of his or her current address. If the Committee is unable to locate the Participant or Beneficiary to whom a Participant’s Account is payable under this Section 5, the Participant’s Account shall continue to be credited (or debited) with deemed investment returns, gains and losses in accordance with Section 3.3. Accounts that, in accordance with the preceding sentence, have been undistributable for a period of thirty-five months shall be forfeited as of the end of the thirty-fifth month. If a Participant whose Account was forfeited under this Section 5.5 (or his or her Beneficiary) files a claim for distribution of the Account after the date on which it was forfeited, and if the Committee determines that such claim is valid, then the forfeited balance shall be paid by the Company in a lump sum cash payment as soon as practicable thereafter (without interest or any deemed investment returns, gains or losses after the date of forfeiture).

5.6 Committee Discretion. Within the specific time periods described in this Section 5, the Committee shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan. In addition and notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may cause the balance credited to a Participant’s Account to be paid to him or her in a lump sum at any time following the Participant’s cessation of service on the Board of Directors.

SECTION 6

PARTICIPANT’S INTEREST IN ACCOUNT

6.1 Compensation Deferral Contributions. Subject to Sections 8.1 (relating to creditor status) and 9.2 (relating to amendment and/or termination of the Plan), a Participant’s interest in the balance credited to his or her Account at all times shall be 100% vested and nonforfeitable.

SECTION 7

ADMINISTRATION OF THE PLAN

7.1 Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company.

7.2 Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

7.3 Powers of Committee. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following powers:

(a) to interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or any amendment thereto;

(b) to determine any and all considerations affecting the eligibility of any Nonemployee Director to become a Participant or remain a Participant in the Plan;

(c) to cause one or more separate Accounts to be maintained for each Participant;

(d) to cause Compensation Deferrals and deemed investment returns, gains and losses to be credited to Participants’ Accounts;

(e) to establish and revise a method or procedure for the deemed investment of Participants’ Accounts, as provided in Section 3.3;

(f) to establish and revise an accounting method or formula for the Plan, as provided in Section 4.3;

(g) to determine the manner and form in which any distribution is to be made under the Plan;

(h) to determine the manner and form for making elections under the Plan;

(i) to determine the status and rights of Participants and their spouses, Beneficiaries or estates;

(j) to employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(k) to establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(l) to arrange for annual distribution to each Participant of a statement of benefits accrued under the Plan;

(m) to publish a claims and appeal procedure pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims;

(n) to delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan; and

(o) to decide all issues and questions regarding Account balances, and the time, form, manner and amount of distributions to Participants.

7.4 Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

7.5 Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Company.

7.6 Eligibility to Participate. No member of the Committee who is also a Nonemployee Director shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters that pertain specifically to his or her own Account under the Plan (as distinguished from matters that apply generally to Accounts under the Plan).

7.7 Indemnification. The Company shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 8

FUNDING

8.1 Unfunded Plan. All amounts credited to a Participant’s Account under the Plan shall continue for all purposes to be a part of the general assets of the Company. The interest of the Participant in his or her Account, including his or her right to distribution thereof, shall be an unsecured claim against the general assets of the Company. Nothing contained in the Plan shall give any Participant or beneficiary any interest in or claim against any specific assets of the Company.

SECTION 9

MODIFICATION OR TERMINATION OF PLAN

9.1 Company’s Obligation is Limited. The Company intends to continue the Plan indefinitely, and to maintain each Participant’s Account until it is scheduled to be paid to him or her in accordance with the provisions of the Plan. However, the Plan is voluntary on the part of the Company, and the Company does not guarantee to continue the Plan. The Company at any time may, by amendment of the Plan, suspend Compensation Deferrals or may discontinue Compensation Deferrals, with or without cause. Complete discontinuance of all Compensation Deferrals shall be deemed a termination of the Plan.

9.2 Right to Amend or Terminate. The Board of Directors, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason, provided that no amendment or termination of the Plan shall, without the consent of the Participant, reduce the balance then credited to the Participant’s Account.

9.3 Effect of Termination. If the Plan is terminated pursuant to this Section 9, the balances credited to the Accounts of the affected Participants shall be distributed to them at the time and in the manner set forth in Section 5; provided, however, that the Committee, in its sole discretion, may authorize accelerated distribution of Participants’ Accounts as of any earlier date.

SECTION 10

GENERAL PROVISIONS

10.1 Inalienability. In no event may any Participant, Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order.

10.2 Rights and Duties. Neither the Company nor the Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

10.3 No Enlargement of Rights. Neither the establishment or maintenance of the Plan, the making of any Compensation Deferrals nor any action of the Company or the Committee, shall be held or construed to confer upon any individual any right to be continue as a member of the Board of Directors.

10.4 Compliance with Rule 16b-3. All transactions under the Plan are intended to be exempt from liability under section 16(b) of the Securities Exchange Act of 1934, as amended (“section 16(b)”). To the extent deemed necessary or advisable by the Committee, any election, payment, distribution or other transaction by or on behalf of any Nonemployee Director may be canceled or delayed in order to ensure that such payment will not result in any liability under section 16(b) to such individual.

10.5 Applicable Law. The provisions of the Plan shall be construed, administered and enforced in accordance with the laws of the State of California (other than its conflict of laws provisions).

10.6 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of the Plan a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.

10.7 Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

EXECUTION

IN WITNESS WHEREOF, E.piphany, Inc., by its duly authorized officer, has executed this restated Plan on the date indicated below.

E.PIPHANY, INC.

/S/ ANDY SHERMAN
By:	Andy Sherman
Title:	SVP, General Counsel and Secretary
Date:	August 15, 2003